OLD NATIONAL BANCORP

NYSE: ONB
www.oldnational.com

Old National Bancorp Completes Acquisition of Indiana Charter One Retail Branch Banking Network from Citizens Financial Group

DATE: March 20, 2009

For Further Information Call: Financial Community: Lynell J. Walton - (812) 464-1366
Media Relations: Kathy A. Schoettlin - (812) 465-7269

EVANSVILLE, Ind. (March 20, 2009): Old National Bancorp (NYSE: ONB) announced today that it has completed its acquisition of the Indiana retail branch banking network of Citizens Financial Group, which consists of 65 Charter One retail branches.

As of March 6, 2009, the deposit liabilities assumed by Old National through this transaction had a balance of approximately $428 million, and the portfolio of loans purchased by Old National consisted of roughly $5 million in outstandings. This acquisition positions Old National Bank with the third largest branch network in the state of Indiana.

"As the largest Indiana-based bank, we are proud to help support economic development in the State of Indiana through our acquisition of Charter One's Indiana retail franchise. Our solid capital position has enabled us to invest in our home state for 175 years," said Old National Bancorp President & CEO Bob Jones. "We are also excited to welcome more than 350 committed, energetic people to the Old National family."

The 65 Charter One retail branch locations purchased by Old National are largely in the Indianapolis area with additional locations in the Lafayette, Fort Wayne, Anderson and Bloomington markets. The majority of the branches are in-store locations at Kroger Co., Marsh Supermarket, Starbucks and Wal-Mart stores. This acquisition positions Old National with more than 180 bank branches.

About Old National Bancorp

Old National Bancorp, celebrating its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $7.9 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company's website at www.oldnational.com.

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